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EXHIBIT 99. (a)(1)(E)

[FORM OF CONFIRMATION OF PARTICIPATION IN THE OFFER TO REPURCHASE]

To:    [Insert Name of Eligible Participant]

From:

Date:                         , 2003

Re:    Confirmation of Participation in the Offer to Repurchase and Payment for Cancelled Options

        Thank you for your participation in TESSCO Technologies Incorporated's Stock Option Repurchase and Cancellation Program. Capitalized terms not explicitly defined herein but defined in the Offer to Repurchase shall have the same definitions as used in the Offer to Repurchase. The stock option(s) held by you that have been cancelled effective June     , 2003 are identified on the following page entitled "Personal Option Status" under the column heading "Cancelled." Payment for your options, less applicable withholding taxes or charges, has been or will promptly be delivered to you in accordance with our normal payroll procedures or alternative arrangements that you previously made with us.

        If you have any questions, please contact Mary Lynn Schwartz via e-mail at Schwartz@tessco.com or by telephone at (410) 229-1000.

TESSCO TECHNOLOGIES INCORPORATED

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[FORM OF CONFIRMATION OF PARTICIPATION IN THE OFFER TO REPURCHASE]